                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of September 5, 1996, by and among Suiza Foods Corporation, a Delaware corporation ("Suiza Foods"), Swiss Dairy Corporation, a Delaware corporation and a wholly owned subsidiary of Suiza Foods (the "Buyer"), Swiss Dairy, a Corporation, a California corporation (the "Company"), and the principal stockholders of the Company identified on the signature pages hereto (the "Principal Stockholders").

     WHEREAS, the Company desires to sell substantially all of its assets to Buyer, and Buyer desires to purchase such assets from the Company, on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Principal Stockholders will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer has required that the Principal Stockholders agree to certain provisions of this Agreement as a condition to Buyer's execution hereof;

     WHEREAS, the parties desire that Suiza Foods join in and be jointly and severally liable with Buyer with respect to all representations, warranties, covenants and other obligations of Buyer under this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                               PURCHASE OF ASSETS

     1.1 PURCHASE OF ASSETS. At the Closing (as defined in Section 1.5), the Company agrees to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section l.2, the "Assets" mean all tangible and intangible assets of the Company, including without limitation, all cash and cash equivalents, accounts receivable, inventory, raw materials, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses and permits (to the extent such licenses and permits are transferable), customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, trademarks and trade names (including all rights of the Company to the name "Swiss Dairy"), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs owned by the Company or acquired by the Company after the date hereof and prior to the Closing except those sold or otherwise disposed of in the ordinary course of business after the date hereof, and specifically including (without limitation):

          (a) all assets described in Schedule 2.4(a), except for such assets used by the Company under leases or licenses disclosed pursuant to
     Section 2.19;

          (b) all assets reflected on the Latest Balance Sheet (as defined in Section 2.8) and all assets acquired by the Company after the date thereof, except those sold or otherwise disposed of in the ordinary course of business after the date thereof; and

          (c)  the Registered Intellectual Property (as defined in Section
     2.21).

     1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section l.1, the Assets will exclude the following (the "Excluded Assets"):


          (a) the specific accounts receivable, life insurance policies, nontransferable casualty, liability and other insurance policies, nontransferable permits and licenses and the bank credit agreement and related documents identified in Schedule 1.2;

          (b) the minute books, corporate seal and stock records of the Company;

          (c) the Company's rights under this Agreement and the other agreements, certificates and instruments to be executed by the Company, Buyer and Suiza Foods in connection with or pursuant to this Agreement; and

          (d) the purchase price payable to the Company by Buyer at the Closing and the bank account into which such purchase price is deposited, which, at the Closing, will contain no funds other than such purchase price except for the initial deposit not exceeding $100 necessary to establish the account.

     1.3 ASSUMED LIABILITIES. It is understood and agreed that Buyer will not assume any direct or indirect debts, obligations or liabilities of the Company of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for the following specifically identified liabilities (the "Assumed Liabilities") which the Buyer will assume:

          (a) trade payables and accrued but unpaid expenses incurred by the Company prior to the Closing in the ordinary course of business and not in breach of this Agreement, but excluding any expenses arising out of any lawsuit, claim or proceeding against the Company that arises out of personal injury, death or other events occurring prior to the Closing; and

          (b) obligations to be performed after the Closing under the Material Agreements identified in Schedule 2.19 (except those identified as Excluded Assets in Schedule 1.2) and obligations to be performed after the Closing under other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in Section 2.19, but excluding, in each case,
     (i) obligations under any such agreement that result from any breach or default prior to the Closing (or event occurring prior to the Closing that with notice or lapse of time would constitute a breach or default) by the Company under such agreement which is not a Known Breach (as defined in Section 6.1) and
     (ii) all contracts and arrangements with stockholders of the Company or any affiliate or family member thereof.

     1.4 CONSIDERATION. As consideration for the acquisition of the Assets from the Company, Buyer will assume the Assumed Liabilities and pay the Company an aggregate of $53,900,000 minus the amount of all Company Expenses (as defined in Section 4.8) paid by the Company prior to the Closing (the "Purchase Price"). The Purchase Price will be payable as follows:

          (a) $3,900,000 of the Purchase Price will be deposited into escrow pursuant to an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement") as security for the indemnification obligations of the Company under Article VI; and

          (b) the remainder of the Purchase Price will be paid at the Closing by wire transfer of immediately available funds (to an account specified in writing by the Company to Buyer at least two days prior to the Closing).

     1.5 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of the Company's counsel in Riverside, California (or such other place as the parties may agree) on either (i) September 9, 1996 or, if later, on the third day after the satisfaction or waiver of the conditions set forth in Sections 5.1(c) and (d) and 5.2(c) and (d) but in no event later than October 15, 1996 or (ii) such other day as the parties may mutually agree to in writing. Notwithstanding the foregoing, the Closing shall not take place unless all of the conditions set forth in Article V have been satisfied or waived on the date of the Closing determined as provided above. The Company will notify Buyer in writing within one business day after the consents, approvals, orders and authorizations referred to in Sections 5.1(c) and 5.2(c) required to be obtained by the Company have been obtained and, to the Company's knowledge, the condition in the last sentence of the same Sections relating to the HSR Act has been satisfied or waived. Likewise, Buyer will notify the Company in writing within one business day after the consents, approvals, orders and authorizations referred to said Sections required to be obtained by Buyer have been obtained and, to Buyer's knowledge, the condition in the last sentence in those Sections has been satisfied or waived and the conditions in Sections 5.1(d) and 5.2(d) have been satisfied or waived.

     1.6  CLOSING DELIVERIES.  At the Closing,

          (a) Buyer will pay the cash portion of the Purchase Price specified in Section 1.4(b) to the Company and will deposit the remainder of the Purchase Price into escrow pursuant to the Escrow Agreement in accordance with Section 1.4(a);

          (b)  Buyer and the Company will execute and deliver the Escrow
     Agreement;

          (c) Buyer and William D. Richman will execute and deliver an Employment Agreement, in the form of Exhibit B (the "Employment Agreement");

          (d) the Company will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, in the form of Exhibit C;

          (e) the Company will execute and deliver to Buyer a grant deed conveying the real estate included within the Assets, in the form of Exhibit D (the "Deed");

          (f) the Company will execute and deliver to Buyer an Assignment of Trademarks conveying the Company's interest in all trademarks, trade names and service marks included within the Assets, in the form of Exhibit E;

          (g) the Company will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any vehicles or other Assets for which ownership is evidenced by a certificate of title;

          (h) the Company will deliver to Buyer a certificate setting forth the total amount of Company Expenses paid by the Company prior to the Closing;

          (i) the Company will deliver to Buyer or otherwise make available the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information relating to the Assets;

          (j) Buyer will deliver to the Company an Assumption of Liabilities, in the form of Exhibit F hereto;

          (k) Buyer, the Company and the plan administrator will execute and deliver an Assignment and Assumption Agreement relating to the Company's 401(k) plan, in the form of Exhibit G hereto; and

          (l) the Company will pay to Buyer all cash then held in the Company's bank accounts other than the purchase price payable to the Company at the Closing, the amount authorized for distribution to the Company's stockholders pursuant to Section 4.1(i) and (if necessary) an amount sufficient to cover outstanding checks.

     1.7 FURTHER ASSURANCES. At or after the Closing, and without further consideration, the Company, Buyer and Suiza Foods will execute and deliver to each other such further instruments of conveyance and transfer as any party may reasonably request in order more effectively to convey and transfer the Assets to Buyer, to put Buyer in operational control of the business of the Company, or to aid or assist the collecting and reducing to possession of any of the Assets and exercising rights with respect thereto or to further evidence and satisfy creditors and claimants with respect to the assumption of the Assumed Liabilities, provided that no such instruments shall subject any party to any loss, cost, liability, obligation, expense or risk not contemplated by this Agreement.

     1.8 ALLOCATION OF PURCHASE PRICE. Buyer and the Company agree that, for all purposes relevant to the calculation of federal or state taxes, the Purchase Price will be allocated among the Assets in the manner described in Schedule 1.8 on the respective income and other tax returns and statements that each of them may file with any government agency.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer as follows:

     2.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary.

     2.2 AUTHORITY. The Company and the Principal Stockholders have all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Company or any Principal Stockholder in connection with or pursuant to this Agreement (collectively, the "Company Documents"). The execution, delivery and performance by the Company of each Company Document to which it is a party have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and the Principal Stockholders (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery by the Company and the Principal Stockholders at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement or other document of the Company and the Principal Stockholders (to the extent each is a party thereto), enforceable against the Company and the Principal Stockholders in accordance with their respective terms.

     2.3 MINUTE BOOKS. The Company has made available to Buyer true, correct and complete copies of the Company's articles of incorporation, bylaws, minute books, stock certificate books and stock record books, except that (i) the minutes for meetings at which action has been taken with respect to the transaction contemplated by this Agreement will be redacted to show only the portions of such minutes reflecting action taken by the directors or shareholders, as the case may be and (ii) the minute books may not reflect all actions taken by the directors and stockholders unrelated to the transaction contemplated by this Agreement.

     2.4  TITLE TO ASSETS.

          (a) Set forth in Schedule 2.4(a) is a complete list (including the street address, where applicable) of (i) all real property owned by the Company; (ii) all real property leased or otherwise used by the Company;
     (iii) each vehicle owned or leased by the Company; and (iv) each asset of the Company with a book value or fair market value greater than $20,000.

          (b) The Company has good and marketable title to all of the Assets (excluding real estate, goodwill and Intellectual Property (as defined in Section 2.21), as to which no such representation or warranty is made in this paragraph) and owns all of the Assets (excluding real estate, goodwill and Intellectual Property) free and clear of any liabilities, obligations, liens, claims, security interests or, encumbrances of any nature (collectively, "Liens"), other than (i) statutory Liens securing current taxes and other obligations that are not yet delinquent; (ii) the Liens described in Schedule 2.4(b) that are designated to survive the Closing; and (iii) the Liens described in Schedule 2.4(b) that are designated to be discharged prior to the Closing. The execution and delivery of the Company Documents by the Company at the Closing will convey to and vest in Buyer good and marketable title to the Assets (other than real estate, goodwill and Intellectual Property), free and clear of any Liens except the Assumed Liabilities and the Liens described in clauses (i) and (ii) of the preceding sentence and will convey to and vest in Buyer all of the Company's rights in and to the real estate, goodwill and Intellectual Property included in the Assets.

          (c) Except as set forth in Section 2.21 and except for warranties implied by law in the delivery of the Deed, the Company makes no representation or warranty as to the ownership or freedom from Liens of any Assets constituting real estate, goodwill or Intellectual Property. Buyer has received commitments for title insurance from Stewart Title with respect to the real property owned by the Company, and Buyer will look solely to the Deed and such title insurance with respect to all matters of ownership and title to such real property.

     2.5 INCLUSIVENESS OF ASSETS. Subject to the provisions of Section 2.4(c), the Assets constitute all assets used by the Company in the conduct of its business, except for assets held under leases or licenses disclosed pursuant to
Section 2.19 and the Excluded Assets.

     2.6 NO VIOLATION. Except as described in Schedule 2.6, neither the execution or delivery of the Company Documents nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Agreement, Permit (as defined in Section 2.14), order, law or regulation to which the Company is a party or by which the Company or any of its assets is in any way bound or obligated.

     2.7 GOVERNMENT CONSENTS. Except as required in connection with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and as described in Schedule 2.6, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company in connection with the transfer of any Permits or other Assets to Buyer or any of the other transactions contemplated by this Agreement. Buyer acknowledges its understanding that the operation of the Company's business requires a substantial number of Nontransferable Permits (as defined in Section 2.14), which the Company cannot transfer to Buyer. Buyer will have sole responsibility to, and will use commercially reasonable efforts to, obtain all Permits necessary for Buyer to operate the Company's business, and the Company will use commercially reasonable efforts, as requested by Buyer and at Buyer's expense, to assist Buyer in obtaining such Permits.

     2.8  FINANCIAL STATEMENTS.

          (a) Attached as Schedule 2.8 are true and complete copies of (i) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of June 15, 1996 (the "Latest Balance Sheet Date") and the related unaudited statements of operations and cash flow for the six four week periods then ended, and (ii) the unaudited balance sheets of the Company as of December 31, 1995 and 1994 and the related unaudited statements of operations and cash flow for the years then ended (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject (i) to the absence of footnote disclosure and other presentation items, (ii) in the case of the interim statements, to changes resulting from normal period-end adjustments for recurring accruals, which will not be material individually or in the aggregate, and (iii) to the fact that inventory, machinery and equipment may be understated on the balance sheet and that, as a result, income may be overstated. The Financial Statements do not contain any items required by generally accepted accounting principles to be stated as an extraordinary item, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company in all material respects.

          (b) Except for the Assumed Liabilities, the Company has no Liabilities, known or unknown, that would be required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles, applied in a manner consistent with the Financial Statements.

          (c) Except to the extent reserved for, all inventories and raw materials reflected in the Latest Balance Sheet are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory and raw materials). The value of the inventories reflected in the Latest Balance Sheet are stated in accordance with generally accepted accounting principles, consistently applied.

          (c) All accounts receivable reflected in the Latest Balance Sheet arose in the ordinary course of business.

     2.9 REAL ESTATE MATTERS. The real property owned by the Company (the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company but only in accordance with the conditional use permits identified as CU-055-878 and CU-041-634 (the "Conditional Use Permits") and except that a portion of the Real Property is zoned RA (Residential Agricultural zone) and another portion of the Real Property is zoned RC (Residential Conservation zone) and the use of such parcels in the Company's business is subject to certain limitations provided in the ordinances of the City of Riverside (the "Nonconforming Use Limitations") as a nonconforming use. The existing use of the Real Property by the Company complies in all material respects with the Conditional Use Permits, the Nonconforming Use Limitations and all other applicable laws, ordinances and regulations related to zoning. To the knowledge of the Company, there are no actions pending or threatened that would alter the current zoning classification of the Real Property, the applicability of the Conditional Use Permits or the use of the Real Property pursuant to the Conditional Use Permits or the Nonconforming Use Limitations. To the knowledge of the Company, improvements included in the Assets were constructed in compliance in all material respects with all applicable laws, statutes, regulations, codes, covenants, conditions and restrictions affecting the Real Property or any part thereof. To the knowledge of the Company, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Property or the termination of current access to and from the Real Property. The Company is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations.

     2.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement or as listed in
Schedule 2.10, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company or with respect to the manner in which the Company conducts its business or operations or, to the knowledge of the Company, its prospects; (b) any payment or transfer of assets (including without limitation any dividend, stock repurchase or other distribution or any repayment of indebtedness) to or for the benefit of any stockholder of the Company, other than compensation (including bonuses) and expense reimbursements paid in the ordinary course of business, consistent with past practice, and other than the distribution to stockholders, retirement and severance arrangements and bonuses contemplated by clauses (i), (ii), (iii) and (iv) of Section 4.1; (c) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Agreement;
(d) any theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Company's assets, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other transaction, agreement or commitment entered into by the Company or affecting the Company's business, operations or assets, except in the ordinary course of business; or (h) any agreement or understanding to do or resulting in any of the foregoing.

     2.11 TAXES. All required federal, state, local and other tax returns, notices and reports (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) relating to or involving transactions with the Company have been accurately prepared and duly and timely filed, and all taxes required to be paid with respect to the periods covered by any such returns have been timely paid. No tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim is now pending or, to the knowledge of the Company, threatened against the Company, and to the knowledge of the Company no issue or question has been raised (and is currently pending) by any taxing authority in connection with any of the Company' tax returns or reports. The Company has withheld or collected from each payment made to each of its employees the full amount of all taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers or authorized depositories. Except for the transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer, which will be allocated between Buyer and the Company as set forth in Section 4.8, Buyer will not be responsible for any income, sales, use, excise or other tax that arises out of or results from the operation of the Assets by the Company prior to the Closing or any other transaction or activity of the Company, excluding (in each case) taxes attributable to the income of Buyer after the Closing and to the ownership and operation of the Assets by Buyer after the Closing.

     2.12 LITIGATION. Except as described in Schedule 2.12, there are currently no pending or, to the knowledge of the Company, threatened lawsuits, administrative proceedings or reviews, or, to the knowledge of the Company, any formal or informal complaints or investigations (other than reviews and investigations carried out in the absence of any complaint or alleged violation known to the Company) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, or employees or agents (in their capacities as such) or to which any of the Assets are subject. There are no pending complaints or investigations by any Person that will subject the Assets to any Liability. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     2.13 COMPLIANCE WITH LAWS. The Company is currently complying in all material respects with and has at all times complied in all material respects with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including without limitation all federal, state and local laws relating to occupational health and safety, product quality and safety and employment and labor matters but excluding Environmental Laws (as defined in Section 2.15), as to which the Company's representations and warranties are limited to those set forth in Section 2.15. The Company has performed regular tests in accordance with industry practice to determine whether its products comply in all material respects with applicable laws and regulations. The Company has not recalled any of its products during the last five years.

     2.14 PERMITS. Except as described in Schedule 2.14, the Company has obtained and possesses from each appropriate Governmental Body all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business. Each of such Permits is listed in

Schedule 2.14 and is included within the Assets, except for those Permits identified in Schedule 1.2 as being nontransferable (the "Nontransferable Permits"). No loss or expiration of any such Permit is pending or, to the knowledge of the Company, threatened, other than expiration in accordance with the terms thereof of Permits that the Company believes may be renewed in the ordinary course of business without lapsing and other than the Nontransferable Permits, which Buyer will have to obtain from the appropriate Governmental Body for itself in connection with the transactions contemplated by this Agreement.

     2.15 ENVIRONMENTAL MATTERS.

          (a) Except as described in Schedule 2.15, (i) the Company has not used, stored, disposed of or released any Hazardous Substance in violation of any applicable Environmental Law and, except as set forth in said Schedule, the Company has not received any notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company or any of the Assets may be in violation of or subject to liability under any Environmental Law; and (ii) to the knowledge of the Company, none of the Real Property contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, and to the knowledge of the Company, no Person other than the Company has used, stored, disposed of or released any Hazardous Substance in violation of any applicable Environmental Law on, to or from any of the Real Property.

          (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, Permit, order, judgment, decree, requirement or agreement with any Governmental Body relating to (i) the protection, preservation or restoration of the environment or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

          (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, toxic contaminant, hazardous substance, toxic substance, hazardous waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

          (d) Buyer acknowledges its understanding and agreement that the Company has not made any investigation of the Assets with respect to the presence or absence of Hazardous Substances or the violation of any Environmental Laws and that no reference to the knowledge of the Company in this Section 2.15 or any other provision of this Agreement is intended to imply or create any obligation to undertake any investigation as to those or any other matters.

     2.16 EMPLOYEE MATTERS. Set forth on Schedule 2.16 is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The Company is in substantial compliance in all material respects with all provisions of each applicable collective bargaining agreement, and no complaint alleging any material violation of such provisions has been filed or, to the knowledge of the Company, threatened to be filed with or by any Governmental Body. The Company has not experienced any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of the Company, nor has any of the foregoing been threatened within the last 60 months.

     2.17 EMPLOYEE BENEFIT PLANS.

          (a) Set forth in Schedule 2.17 is a complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for fringe benefits (including without limitation vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive, compensation, profit-sharing, stock, severance, retirement, health, life, disability, group insurance, employment, fringe benefit and other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Company, or with respect to which the Company has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any employee or former employee or dependents thereof, regardless of whether funded (the "Employee Plans"). The Company has made available to Buyer accurate and complete copies of the documents, records and other materials related thereto reasonably requested by Buyer in writing. Except pursuant to the Company's collective bargaining agreements and the Seller's Security Plan (as defined below), no written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any employee or former employee of the Company. "ERISA Affiliate" means the Company and each Person that is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or Section 4001 of ERISA.

          (b) With respect to each "employee benefit plan" (as defined in ERISA) that is not a "multiemployer plan" or a "multiple employer plan" (as such terms are defined in Sections 3(37)(A) and 3(40)(A) of ERISA (multiemployer plans and multiple employer plans are hereinafter referred to as "Multiemployer Plans")) and that is maintained or contributed to, currently or in the past, by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has liability (the "Controlled Group Plans"):

               (i) with respect to each Controlled Group Plan that is a "pension plan" (as defined in Section 3(2)(A) of ERISA), there are no unfunded liabilities existing under any such plan;

               (ii) each Controlled Group Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any ERISA Affiliate;

               (iii) there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA); and

               (iv) each Controlled Group Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws.

               (c) (i) the only Multiemployer Plans maintained by the Company or any ERISA Affiliate are the Western Conference of Teamsters Pension Trust (the "Pension Plan") and the Western Conference of Teamsters Miscellaneous Security Trust (the "Security Plan");

               (ii) the Company and each ERISA Affiliate has or will have, as of the date of the Closing, made all contributions to the Pension Plan and the Security Plan required by the terms of each such Plan or any collective bargaining agreement;

               (iii) the Company or Buyer would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date of the Closing, the Company or any ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section
          4203) or a partial withdrawal (as defined in ERISA Section 4205) from the Pension Plan or the Security Plan; and

               (iv) the Company has delivered to Buyer current, accurate and complete copies of all collective bargaining agreements requiring contributions to be made to the Pension Plan or the Security Plan.

     2.18 OWNERSHIP OF THE COMPANY. All of the issued and outstanding capital stock of the Company is owned of record by the Persons and in the amounts indicated in Schedule 2.18. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company or any other Person to issue or sell any securities or ownership interests in the Company.

     2.19 MATERIAL AGREEMENTS.

          (a) Schedule 2.19 lists each of the following types of agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of the Assets is bound (collectively, the "Material Agreements"): (i) agreements pursuant to which the Company sells or distributes any products; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable;
     (iv) agreements which create, or could require the creation of, any Lien on any of the Assets; (v) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (vi) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vii) insurance policies; (viii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (ix) agreements with or for the benefit of any employee of the Company (other than those who are stockholders), or any affiliate or immediate family member thereof; and (x) any other agreement under the terms of which the Company could be required to make or entitled to receive aggregate payments or other value in excess of $50,000.

          (b) The Company has delivered to Buyer a copy of each Material Agreement. Except as described in Schedule 2.19, (i) each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms in all respects material to such agreement;
     (ii) the Company has performed all of its obligations under each Material Agreement, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Agreement; (iii) there has been no termination or notice of default or, to the knowledge of the Company, any threatened termination under any Material Agreement; and (iv) no consent of any Person is required in connection with the transactions contemplated by this Agreement in order to assign any of the Material Agreements to Buyer.

     2.20 CUSTOMERS. Set forth in Schedule 2.20 is a complete list of each customer of the Company that accounted for more than $600,000 of revenues during the year ended December 31, 1995 or more than $300,000 of revenues during the six four week periods ended on the Latest Balance Sheet Date (the "Material Customers"), and indicating the amount of revenues attributable to each Material Customer during such periods. Except as set forth in Schedule 2.20, none of the Material Customers has threatened to, or notified the Company of any intention to, terminate or materially alter its relationship with the Company, and there has been no dispute with a Material Customer since January 1, 1995 which could reasonably be expected to result in any such termination or alteration.

     2.21 INTELLECTUAL PROPERTY RIGHTS. Set forth in Schedule 2.21 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property") used in the Company's business. To the Company's knowledge, the Company has the right to use all Registered Intellectual Property and other computer software and software licenses, trade secrets, trademarks, trade names, manufacturing specifications, drawings and designs (collectively, "Intellectual Property") used by the Company in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and, to the knowledge of the Company, the Company is not obligated to pay any material royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the knowledge of the Company, except as described in Schedule 2.21, no other Person is infringing the rights of the Company in any of its Intellectual Property.

     2.22 SUBSIDIARIES AND INVESTMENTS. The Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest.

     2.23 COMPETING INTERESTS. Except as described in Schedule 2.23, none of the Company, the Principal Stockholders, any affiliate or immediate family member of any Principal Stockholder or any officer or director of the Company owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company. Except as described in Schedule 2.23, to the knowledge of the Company, no other stockholder of the Company or any affiliate or immediate family member of such a stockholder or of any officer or director of the Company owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     2.24 NO MISREPRESENTATIONS. The representations and warranties set forth in Article II of this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation or warranty or statement, under the circumstances in which it is made, not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as follows:

     3.1  ORGANIZATION.   Buyer and Suiza Foods are each a corporation duly
organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY. Buyer and Suiza Foods each has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by each of them in connection with or pursuant to this Agreement (collectively, the "Buyer Documents").The execution, delivery and performance by Buyer and Suiza Foods of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of each of them to the extent they are signatories thereto. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer and Suiza Foods to the extent they are signatories thereto. This Agreement is, and, upon execution and delivery by Buyer and Suiza Foods at the Closing to the extent they are signatories thereto, each of the other Buyer Documents will be, a legal, valid and binding agreement of each of them, enforceable against each of them who is a signatory thereto in accordance with its respective terms.

     3.3 NO VIOLATION. The execution, delivery and performance of the Buyer Documents by Buyer and Suiza Foods will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which either is a party or by which either is in any way bound or obligated.

     3.4 GOVERNMENTAL CONSENTS. Except as required in connection with the HSR Act and except for the Nontransferable Permits, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Suiza Foods in connection with the transactions contemplated by this Agreement.

     3.5 FINANCIAL CONDITION OF BUYER. Buyer is a newly organized corporation having been incorporated solely for purposes of consummating the transactions contemplated by this Agreement. Buyer has no assets or liabilities of any kind except for a nominal amount of cash, and Buyer has had no operations of any kind except for the execution and delivery of this Agreement and the performance of the activities of Buyer contemplated hereby. All of the issued and outstanding shares of capital stock of Buyer are owned of record and beneficially by Suiza Foods.

     3.6 NO MISREPRESENTATIONS. The representations and warranties set forth in Article III of this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

     3.7 ACKNOWLEDGMENT BY BUYER. Buyer has been afforded an opportunity to perform such investigations, inspections and other procedures as it determines to be necessary or desirable with respect to the Assets, including without limitation, such environmental surveys, soils tests and other procedures as it determines to be necessary or desirable, but the parties acknowledge and agree that the fact that Buyer has been afforded such opportunity in no way affects the definition of Known Breach in Section 6.1, which (except as expressly set forth therein with respect to audit results, related work papers and the accounting due diligence report) is limited to matters actually known by the specified individuals. Except for the specific warranties set forth in
Article II and in any certificate delivered at the Closing, Buyer is acquiring the Assets "as is" without representation or warranty of any kind.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

     4.1 CONDUCT OF BUSINESS. Prior to the Closing, unless Buyer otherwise consents in writing, the Company will (a) operate in the ordinary course of business and consistent with past practices and use commercially reasonable efforts to preserve the goodwill of the Company and of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as specifically contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement that is outside the ordinary course of its business or not consistent with past practice; (c) not increase the compensation of any officer or key employee of the Company; (d) use commercially reasonable efforts to maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (f) not intentionally take any action that the Person taking the action on behalf of the Company knows, at the time the action is taken, is reasonably likely to result in a breach (as of the Closing) of the representations and warranties set forth in clauses (b), (e), (f), (g) or
(h) of Section 2.10 if they were made as of the Closing Date. Notwithstanding the foregoing, (i) the Company may make a cash distribution to its stockholders prior to the Closing in an aggregate amount not exceeding $432,000, if the Closing occurs on or prior to September 10, 1996, or $1,100,000, if the Closing occurs after September 10, 1996; (ii) the Company may make retirement and severance arrangements with three of its employees involving payments to such employees of approximately $190,000 in the aggregate; and (iii) the Company may pay its employees bonus compensation in the ordinary course of business, consistent with past practice, for all periods through the Closing.

     4.2 ACCESS AND INFORMATION. Prior to the Closing the Company will permit Buyer and its representatives to have reasonable access to the Company's assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and its operations and business as Buyer may reasonably request. Prior to the Closing the Company will use commercially reasonable efforts to permit Buyer and its representatives reasonable access to the Company's directors, officers, employees, accountants, auditors, customers and suppliers for consultation or verification of any information obtained by Buyer and to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information. The Company will have the right to participate in any contact with such Persons, and Buyer will give the Company reasonable advance notice of any such contact in order to permit such participation.

     4.3 SUPPLEMENTAL DISCLOSURE. As soon as reasonably practicable, the Company will supplement or amend each of the Schedules hereto with respect to any matter known to it that arises or is discovered after the date hereof and prior to the Closing that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto. Any matters so disclosed will constitute Known Breaches (as defined in Section 6.1) for purposes of this Agreement.

     4.4 INFORMATION FOR FILINGS. The Company will furnish Buyer with all information concerning the Company and the Principal Stockholders that is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement to the extent that such information is reasonably available to the Company. Nothing in this Section 4.4 shall require the Company to provide Buyer with audited financial statements of the Company for any period.

     4.5 FULFILLMENT OF CONDITIONS BY THE COMPANY . The Company agrees not to intentionally take any action that the Person taking the action on behalf of the Company knows, at the time the action is taken, is reasonably likely to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by the Company herein not to be true and correct as of the Closing. The Company will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby set forth in paragraphs (b),
(c) and (e) through (h) of Section 5.1, except that the Company shall have no such obligation with respect to the Nontransferable Permits.

     4.6 FULFILLMENT OF CONDITIONS BY BUYER. Buyer and Suiza Foods agree not to intentionally take any action that the Person taking the action on behalf of Buyer or Suiza Foods knows, at the time the action is taken, is reasonably likely to cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Company to consummate the transactions contemplated hereby that are set forth in paragraphs (b) through (e) of Section 5.2, except that Buyer will have no obligation to obtain any Permits that are transferable by the Company without any action of Buyer.

     4.7 PUBLICITY. Buyer and the Company will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement.
Neither Buyer nor the Company will issue or make, or allow any of its employees or agents to issue or make, any press release or public announcement concerning the transactions contemplated by this Agreement without giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable legal and stock market requirements.

     4.8 TRANSACTION COSTS. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the filing fees required under the HSR Act and the costs of any real estate surveys and mortgagee policies of title insurance. Buyer will also pay one-half of any transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer. The Company will pay (a) all legal, accounting and other professional fees incurred by the Company in connection with the negotiation, execution and performance of this Agreement or the transactions contemplated hereby; (b) all costs and expenses associated with obtaining the owner's policy of title insurance referenced in Section 5.1(d) (other than any required surveys); and (c) one-half of any transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets to Buyer (collectively, the "Company Expenses"). In the event of any claim against either party after the Closing for the payment of any item referred to in this
Section 4.8, each party will promptly pay to the other or to any third party making a claim the amount of such item which that party is obligated to pay pursuant to the preceding provisions of this Section 4.8, including without limitation any claimed deficiency in the amount of any sales, use or other transfer taxes.

     4.9 NONDISCLOSURE. The Company acknowledges and agrees that all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of the Company (collectively, "Confidential Information") constitute part of the Assets and, following the Closing, will be owned exclusively by Buyer. The Company agrees to, and agrees to use commercially reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential (except as may otherwise be required by law) and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company prior to the Closing or Buyer after the Closing), but nothing herein shall require the Company to cause any of its employees to enter into confidentiality agreements with the Company. Prior to the Closing, Buyer and Suiza Foods agree to, and agree to use reasonable efforts to cause their representatives to, treat the Confidential Information as confidential (except as may otherwise be required by law) and not to make use of such information for their own purposes or for the benefit of any other Person except in connection with the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing, Buyer and Suiza Foods, on the one hand, and the Company, on the other, agree that they will not thereafter use any confidential information furnished to them by the other party for any purposes whatsoever or permit any such information to be made available publicly, except to the extent required by law, and that they will return any such written information to the other party upon request.

     4.10 REPURCHASE OF COMPANY ACCOUNTS. Following the Closing, Buyer will attempt to collect the accounts receivable included within the Assets (the "Company Accounts") in good faith in a manner consistent with that used in attempting to collect Buyer's other accounts receivable. Payments from each account debtor in respect of the Company Accounts and Buyer's other accounts receivable from the operation of the Company's business after the Closing will be applied as instructed by the account debtor or, if no such instructions are provided, in the order in which the accounts were created. Neither party will, nor will it permit any of its employees or agents to, request that any account debtor issue any instruction with respect to the application of its payments. So long as the Employment Agreement remains in effect, Buyer will delegate to William D. Richman the responsibility for supervising the collection of all Company Accounts.

At Buyer's option, the Company will repurchase any Company Accounts that have not been paid in full within 90 days after the Closing at a purchase price equal to the face amount thereof, less any reserve applicable thereto reflected on the Latest Balance Sheet, less any amount collected by Buyer in respect thereof. Buyer may exercise such option (the "Repurchase Option") by delivering written notice to the Company identifying the Company Accounts that have not been paid in full and setting forth a calculation of the purchase price applicable thereto, and the Company will repurchase such Company Accounts within three business days after delivery of such notice. Such written notice will be delivered to the Company not later than 120 days after the Closing Date, and the Company shall have no obligation to repurchase any Company Accounts if such notice is not given by that date. If the Company receives any payment in respect of a Company Account after the Closing and prior to the exercise of the Repurchase Option, the Company will promptly pay over the amount collected to Buyer. If Buyer receives any payment in respect of a Company Account after exercise of the Repurchase Option, Buyer will promptly pay over the amount collected to the Company. The Company will be free to seek collection of any Company Account it acquires upon exercise of the Repurchase Option in any commercially reasonable manner.

     4.11 NAME CHANGE. Within 15 days after the Closing, the Company will file all documents necessary to change the Company's corporate name to a name bearing no similarity to "Swiss Dairy Corporation."

     4.12 AVAILABILITY OF BOOKS AND RECORDS OF THE COMPANY. After the Closing, Buyer will permit the Company and the Principal Stockholders to have reasonable access to the books, records and documents of the Company relating to time periods before the Closing to the extent such access is reasonably determined by any of them to be necessary or desirable in connection with the preparation of income tax returns on behalf of the Company or any of the stockholders of the Company or for any other reasonable purpose. Buyer shall maintain all such books, records and documents for a period of seven years after the Closing.

     4.13 EMPLOYMENT OF COMPANY EMPLOYEES. Promptly after the Closing, Buyer will offer employment to all of the Company's employees identified in Schedule
2.16 at their existing base salary levels, seniority and length of service and with benefits (other than bonus compensation and company cars) substantially similar to those currently provided by the Company, except as indicated in
Schedule 2.16 with respect to employees who will not be employed by Buyer and except for William D. Richman, whose employment by Buyer will be governed by the Employment Agreement. By October 31, 1996, Buyer will pay bonus compensation for the period from June 16 through the Closing to the individuals and in amounts consistent with the Company's past practice.

                                    ARTICLE V

                               CLOSING CONDITIONS

     5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

          (a) All representations and warranties of the Company contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except that the condition in this clause (a) shall be deemed satisfied if the aggregate amount of Losses (as defined in Section 6.1) that Buyer would be reasonably likely to suffer as a result of all Known Breaches does not exceed $250,000.

          (b) The Company has performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.6.

          (c) All contractual and governmental consents, approvals, orders or authorizations necessary to close the transaction contemplated by this Agreement without breaching any contract or violating any law have been obtained and all contractual or governmental notices necessary for that purpose have been given. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act have been made by Buyer, the Company and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

          (d) Buyer has received surveys with respect to the real property included in the Assets that is owned by the Company that allow the removal of any survey exception from the title insurance commitments referred to in
     Section 2.4(c).

          (e) The Company has delivered to Buyer executed UCC-3 Termination Statements or other releases as reasonably requested by Buyer in writing not less than five days prior to the Closing Date to evidence the release of any Liens on the Assets other than Liens described in clauses (i) and
     (ii) of Section 2.4(b).

          (f) The Company has delivered to Buyer a closing certificate, substantially in the form of Exhibit H hereto.

          (g) The Company has delivered to Buyer a certificate of its secretary, substantially in the form of Exhibit I hereto.

          (h) The Company has delivered to Buyer a legal opinion of the Company's counsel, Carney & Delany, LLP, substantially in the form of Exhibit J hereto.

          (i)  The escrow holder has executed and delivered the Escrow
     Agreement.

     5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS. The obligations of the Company and the Principal Stockholders under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing:

          (a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

          (b) Buyer has performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Buyer pursuant to Section 1.6.

          (c) All governmental consents, approvals, orders or authorizations necessary to close the transaction contemplated by this Agreement without breaching any contract or violating any law have been obtained and all governmental notices necessary for that purpose have been given. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act have been made by Buyer, the Company and their respective affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

          (d) Buyer's independent accountants have completed the audit of the Company's historical financial statements that Buyer is required to include in its filings with the Securities and Exchange Commission related to the transactions contemplated by this Agreement, and Buyer has reviewed and evaluated the results of such audit.

          (e) Buyer has delivered to the Company a legal opinion of Buyer's counsel, Hughes & Luce, L.L.P., substantially in the form of Exhibit K hereto.

          (f)  The escrow holder has executed and delivered the Escrow
     Agreement.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1  INDEMNIFICATION BY THE COMPANY.   The Company will indemnify and hold
Suiza Foods, Buyer, and their respective directors, officers and employees, in their capacities as such (collectively, the "Buyer Parties"), harmless from any and all liabilities, obligations, claims, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to:

          (a) the breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any claim by a third party to the extent based on allegations that, if true, would constitute such a breach;

          (b) any Liability of the Company, known or unknown, other than the Assumed Liabilities, it being understood that the matters referred to in
     Section 6.5(b) (giving effect to the proviso thereto) do not constitute Liabilities; or

          (c) the encroachment of the Company's conveyor system onto an adjoining parcel of property that is not owned by the Company).

provided that (i) the Buyer Parties will not be entitled to indemnification under paragraph (a) or (b) of this Section 6.1 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Parties under paragraph (a) and (b) of this Section 6.1 and Section 6.2 exceeds $250,000, in which case the Buyer Parties will be entitled to indemnification for the full amount of such Losses; (ii) the Buyer Parties will not be entitled to indemnification under this Section 6.1 in an aggregate amount exceeding $3,900,000 and such amount may be recovered only out of the funds deposited into escrow pursuant to the Escrow Agreement; (iii) the Company's obligations under paragraph (c) of this Section 6.1 will be fully satisfied if the Company obtains (at its expense) an easement permitting the use of such adjoining property for such conveyor system and any amendments to the Conditional Use Permits necessary in connection therewith; and (iv) the Buyer Parties will not be entitled to indemnification under paragraph (a) of this Section 6.1 in respect of any breach of a representation or warranty that is known by Buyer prior to the Closing (a "Known Breach").

     For such purposes, a breach will be considered "known by Buyer" if a senior executive of Suiza Foods or Buyer or an employee or agent of either of them (including independent accountants, attorneys and consultants retained by either of them) actively involved in the transactions contemplated by this Agreement is actually aware of the existence of such breach prior to the Closing or if the Company makes a supplemental written disclosure thereof pursuant to Section 4.3 or otherwise. The Company acknowledges its understanding and agreement that no reference to the knowledge of Buyer or its employees or agents in this Section
6.1 or any other provision of this Agreement is intended to imply or create any obligation on the part of Buyer to undertake any investigation as to any particular matter; provided that a breach will be deemed to be "known by Buyer" if its existence would be apparent to a skilled certified public accountant or a senior executive experienced in the dairy industry from an examination of the results of the audit referred to in Section 5.2(b), the related accounting work papers or the written due diligence report delivered to Buyer by its independent accountants.

     Buyer will promptly notify Seller in writing whenever it discovers any Known Breach (other than those disclosed to Buyer in writing by the Company). At least two business days and not more than five business days prior to the Closing, Buyer shall cause its representatives and a representative of its independent accounting firm to meet with the Company and its accountant to advise the Company as to the results of its investigation of the business and affairs of the Company and of the audit of the Company's financial statements. Also on that date and thereafter through the date of the Closing, Buyer will make available to the Company and its accountant all work papers and other documents prepared in connection with the audit of the Company's financial statements by Buyer. If the Closing does not occur, Buyer will deliver to the Company copies of any reports, surveys, soil tests and other similar items prepared or caused to be prepared by Buyer relating to the real property owned by the Company.

     6.2 INDEMNIFICATION FOR TITLE AND TAXES. The Company and the Principal Stockholders will indemnify and hold the Buyer Parties harmless from any and all Losses that any Buyer Party may suffer or incur as a result of or relating to the breach of any representation or warranty set forth in the first sentence of Section 2.4(b) or Section 2.11 or any claim by a third party to the extent based on allegations that, if true, would constitute such a breach; provided that (a) the indemnification obligation of each Principal Stockholder under this Section 6.2 shall not exceed the amount distributed by the Company to such Principal Stockholder after the Closing, (b) the Buyer Parties will not be entitled to indemnification under this Section 6.2 in respect of any Known Breach and
(c) the limitations in Section 6.1(i) shall apply to Losses under Section 6.1 and this Section 6.2. The obligations of the Company and the Principal Stockholders under this Section 6.2 shall be joint and several. Among themselves, the obligations of the Principal Stockholders shall be several (and not joint) based upon the percentage that the number of outstanding shares of capital stock of the Company owned beneficially by each of them represents of the total number of such shares owned beneficially by all of them, such percentages being the Annette H. Richman Private Revocable Trust - 34.06%, the
W. D. Richman Family Private Revocable Trust - 31.90% and the G. M. Richman Family Private Revocable Trust - 34.04%.

     6.3 SURVIVAL. Buyer's right to indemnification with respect to the matters referred to in Sections 6.1 and 6.2 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the second anniversary of the Closing; provided that (a) Buyer's right to indemnification with respect to the representations and warranties of the Company set forth in the first sentence of Section 2.4(b) and Section 2.11 will survive until the fourth anniversary of the Closing, and (b) any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1 or Section 6.2 will survive until such claim is finally resolved if Buyer notifies the Company of such claim in reasonable detail prior to the date on which such right of Buyer would otherwise expire hereunder. Notwithstanding the foregoing, Buyer's right to indemnification with respect to the matters referred to in Sections 6.1 and 6.2 will not survive beyond the fourth anniversary of the Closing unless, prior to such fourth anniversary, Buyer has commenced a lawsuit with respect to such claim for indemnification and served the Company and (if applicable) the Principal Stockholders with notice of such lawsuit.

     6.4 SOLE REMEDY. The indemnification provisions set forth in this Article VI constitute Buyer's sole and exclusive remedy against the Company and the Principal Stockholders in respect of the breach of any representation or warranty of the Company in this Agreement or pursuant hereto, or any covenant hereunder of the Company or any Principal Stockholder other than (a) the covenants set forth in Sections 1.5, 1.7, 4.8, 4.9, 4.10 and Article VII, (b) the covenant to deliver the documents and cash referred to in Section 1.6, and
(c) any claim by a third party based on allegations that, if true, would constitute a breach of the covenants described in the preceding clause (a) or
(b).  In no event may Buyer offset a claim for indemnification under this
Article VI against the Purchase Price payable at the Closing.

     6.5  INDEMNIFICATION BY BUYER.   Buyer will indemnify and hold the Company,
its directors, officers, employees and stockholders, in their capacities as such (collectively, the "Company Parties"), harmless from any and all Losses that any Company Party may suffer or incur as a result of or relating to (a) any failure by Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities, or any claim by a third party based on allegations that, if true, would constitute such a failure, or (b) any other debts, obligations, liabilities or claims of any nature incurred by Buyer or arising out of the operation of the Assets and/or the business of Buyer following the Closing; provided that the Company will not be entitled to indemnification for any Losses for which Buyer is entitled to indemnification under Section 6.1 or Section 6.2.

     6.6  NOTICE.  Any party entitled to receive indemnification under this
Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

     6.7 DEFENSE OF CLAIMS. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation and (b) the Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless the Indemnifying Party has failed to adequately assume the defense of such Claim or to employ counsel with respect thereto, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim; provided that the Indemnified Party may not settle any such Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld, and the Indemnifying Party will have the right to participate in the defense of the Claim.

                                   ARTICLE VII

                            NONCOMPETITION AGREEMENT

     7.1 NONCOMPETITION. For a period of five years following the Closing, neither the Company nor any of the beneficial owners identified on the signature pages hereto (the "Beneficial Owners") will, directly or indirectly, on its own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any Person (other than Buyer or Suiza Foods or its affiliates):

          (a) engage in the business of manufacturing, processing, distributing, marketing or selling dairy products or fruit drinks (the "Business") within the geographic area currently served by the Company as designated in Schedule 7.1 (the "Territory");

          (b) directly or indirectly influence or attempt to influence any customer or potential customer of Buyer located within the Territory to purchase goods or services which are competitive with those presently being offered by the Company from any Person other than Buyer; or

          (c) employ, attempt to employ or solicit for employment in any position related to the conduct of the Business in the Territory any individual who is an employee of Buyer at such time or was an employee of Buyer during the year prior to such time; provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class.

     7.2  ENFORCEMENT.

          (a) The Company and the Beneficial Owners acknowledge and agree that their obligations under this Article VII are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in this Article VII are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

          (b) If the provisions of this Article VI are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

          (c) The Company and the Beneficial Owners acknowledge and agree that Buyer would be irreparably harmed by any violation of their obligations under this Article VII and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Company; (b) by Buyer if the aggregate Losses that would be reasonably likely to result from all Known Breaches exceed $250,000; or (c) by either Buyer or the Company if the

Closing has not occurred by the close of business on October 15, 1996. Any termination pursuant to (c) above shall be without prejudice to any right any party may have against the other for any misrepresentation or breach of warranty or covenant under this Agreement, except that if the Agreement is terminated as a result of a Known Breach, then neither the Company nor the Principal Stockholders shall have any liability or obligation to Buyer or Suiza Foods with respect to such Known Breach or any such termination.

     8.2 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by United States mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.2):


     IF TO BUYER OR SUIZA FOODS:                  WITH COPIES TO:
     Suiza Foods Corporation                      Hughes & Luce, L.L.P.
     3811 Turtle Creek Boulevard, Suite 1300      1717 Main Street
     Dallas, Texas 75219                          Suite 2800
     Attention: Gregg L. Engles                   Dallas, Texas 75201
     Telecopy: (214) 5289-9929                    Attention: William A.
                                                             McCormack
                                                  Telecopy: (214) 939-6100

     IF TO THE COMPANY, ANY PRINCIPAL
     STOCKHOLDER OR ANY BENEFICIAL OWNER PRIOR
     TO THE CLOSING:                              WITH COPIES TO:
     Swiss Dairy Corporation                      Jane W. Carney
     12171 Madera Way                             Carney & Delany, LLP
     Riverside, California 92503                  3801 University Avenue,
     Attention: William D. Richman                Suite 650
     Telecopy: (909) 734-3786                     Riverside, California 92501
                                                  Telecopy: (909) 682-6591

     if to the Company, any Principal
     Stockholder or any Beneficial Owner after the Closing:

     to the addresses set forth in Schedule 8.2.

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

     8.3 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

     8.4 NO BROKERS. Each party to this Agreement agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement and against any court costs and reasonable attorneys' fees incurred in connection therewith.

     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

     8.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, any Principal Stockholder or Buyer without the prior written consent of the other parties; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Suiza Foods Corporation. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, the Buyer Parties and the Company Parties.

     8.7 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. All statements of the Company contained in the certificates referenced in Sections 5.1(f) and 5.1(g) will constitute representations and warranties of the Company under this Agreement. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

     8.8 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     8.9 DISPUTE RESOLUTION. If any dispute arises out of this Agreement or any of the other documents to be delivered hereunder, the parties agree not to commence any lawsuit with respect to such dispute until the following procedures have been completed:

          (a) The party believing a dispute to exist will give the other parties written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

          (b) Within 20 days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

          (c) If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each party will have in attendance at such meeting a representative. At the meeting (and any adjournments thereof), the parties will negotiate in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 20 days after the first meeting, the parties may pursue any legal remedies available to them with respect to such dispute.

          (d) Notwithstanding the foregoing, to the extent necessary to prevent irreparable harm, any party may commence an action in a court of competent jurisdiction seeking a temporary restraining order, preliminary injunction or other injunctive relief without complying with the foregoing dispute resolution procedures.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              SWISS DAIRY CORPORATION,
                              a Delaware corporation



                              By: /s/ Gregg L. Engles
                                  --------------------------------------------
                                  Gregg L. Engles, Chairman of the Board


                              SWISS DAIRY, A CORPORATION,
                              a California corporation



                              By: /s/ William D. Richman
                                  --------------------------------------------
                                  William D. Richman, President

     The undersigned Suiza Foods hereby agrees to be jointly and severally responsible and liable for the performance of all of the covenants and other obligations of Buyer to the Company, the Principal Stockholders and the Company Parties under this Agreement and for any misrepresentation or breach of warranty of Buyer hereunder; provided that such agreement is not intended to confer any rights or benefits on any Person other than the Company, the Principal Stockholders and the Company Parties.

                              SUIZA FOODS CORPORATION,
                              a Delaware corporation



                              By: /s/ Gregg L. Engles
                                  --------------------------------------------
                                  Gregg L. Engles, Chairman of the Board
                                  and Chief Executive Officer


     The undersigned "Principal Stockholders" hereby join in this Agreement for the limited purpose of agreeing to the provisions of Sections 6.2 through 6.7 and Article VIII to the extent such provisions are expressly applicable to them.


                                        /s/ Annette H. Richman
                                 ---------------------------------------------
                                 Annette H. Richman, Trustee of the Annette H. Richman Private Revocable Living Trust Dated October 28, 1987


                                        /s/ William D. Richman
                                 ---------------------------------------------
                                 William D. Richman, Co-Trustee of the W.D.
                                 Richman Family Private Revocable Living Trust Dated June 15, 1993


                                        /s/ Wiltrut Richman
                                 ---------------------------------------------
                                 Wiltrut Richman, Co-Trustee of the W.D. Richman Family Private Revocable Living Trust Dated June 15, 1993


                                        /s/ George M. Richman
                                 ---------------------------------------------
                                 George Michael Richman, Co-Trustee of the G.M. Richman Family Private Revocable Living Trust Dated December 9, 1992

                                        /s/ Michele F. Richman
                                 ---------------------------------------------
                                 Michele F. Richman, Co-Trustee of the G.M.
                                 Richman Family Private Revocable Living Trust Dated December 9, 1992


     The undersigned "Beneficial Owners" hereby join in this Agreement for the limited purpose of agreeing to the provisions of Article VII and Article VIII to the extent such provisions are expressly applicable to them.

                                        /s/ Annette H. Richman
                                 ---------------------------------------------
                                 Annette H. Richman

                                        /s/ William D. Richman
                                 ---------------------------------------------
                                 William D. Richman

                                        /s/ George M. Richman
                                 ---------------------------------------------
                                 George Michael Richman

EXHIBITS
- --------

A    Escrow Agreement
B    Employment Agreement
C    Bill of Sale
D    Real Estate Deed
E    Assignment of Trademarks
F    Assumption Agreement
G    Assignment and Assumption Agreement for 401(k) Plan
H    Closing Certificate
I    Secretary's Certificate
J    Opinion of Company Counsel
K    Opinion of Buyer's Counsel

SCHEDULES

- ---------
1.2    Excluded Assets
1.8    Allocation of Purchase Price
2.4(a) Assets
2.4(b) Liens
2.6    Contractual and Governmental Consents
2.8    Financial Statements
2.10   Changes Since Latest Balance Sheet Date
2.12   Litigation
2.14   Permits
2.15   Environmental Matters
2.16   Employees
2.17   Employee Benefit Plans
2.18   Stock Ownership
2.19   Material Agreements
2.20   Material Customers
2.21   Intellectual Property
2.23   Competing Interests
7.1    Territory
8.2    Post-Closing Address for the Company